EXHIBIT 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into by and between Max Re Capital Ltd. (the “Company”) and Robert Cooney (“Executive”).

WHEREAS, the Company has employed Executive as its President and Chief Executive Officer and Chairman of its Board of Directors pursuant to an Amended and Restated Employment Agreement, dated as of August 1, 2004 (the “Amended Employment Agreement”); and

WHEREAS, Executive has decided to resign his position as Chief Executive Officer, President, and Chairman of the Board of the Company for Good Reason in accordance with the terms of the Amended Employment Agreement; and

WHEREAS, the Company desires to retain the services of Executive as a Consultant and Executive desires to provide such services to the Company; and

WHEREAS, the parties now desire to enter into this Agreement to set forth the terms and conditions of the termination of Executive’s position as Chief Executive Officer, President, and Chairman of the Board of Directors of the Company and of the terms and conditions under which Executives will provide consulting services to the Company;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, it is hereby agreed as follows:

1. Executive has resigned as a director, officer, and representative of the Company and its affiliates, including but not limited to his position as President, Chief Executive Officer, and Chairman of the Board of Directors, effective October 29, 2006. Upon the execution of this Agreement, Executive shall sign the letter attached as Schedule A documenting his resignation from any and all positions he previously held. Executive also represents and warrants that all pre-termination transactions involving the Company’s common shares and other securities during the current fiscal year that are reportable under Section 16 of the Securities Exchange Act have been reported on a Form 4 or Form 5, as applicable, or have been reported by Executive to the Company, prior to Executive’s termination.

2. Executive shall continue as a non-employee Consultant to the Company from October 30, 2006 through December 31, 2006 (the Consulting Period). As a Consultant, Executive shall perform such services as are reasonably requested of him by the Company and shall use his best efforts to assist in the orderly transition of his former duties and responsibilities. While serving as a Consultant during the Consulting Period, Executive shall receive a consulting fee at a rate of $58,333 per month and the following additional items of benefit: (a) as long as Executive remains a resident of Bermuda through the Consulting Period, he shall receive continued benefits under the health, vision, and dental plans in which he participated up to the date of his resignation or an individual replacement plan(s) purchased at the Company’s expense for Executive, his wife, and his two children; (b) a car allowance of $1,000 per month; (c) a housing allowance of $10,000 per month; and (d) reimbursement of country club dues up to a maximum of $833.33 per month through the Consulting Period. Within ten (10) days of the effective date of this Agreement, Executive shall be paid any accrued but unpaid amounts due to him under this Paragraph 2 for full months worked as a Consultant since October 30, 2006. Within ten (10) days of the effective date of this Agreement, Executive also shall receive an amount representing his accrued but unused vacation time for 2006 (if any) as determined by the Company.

3. In lieu of the payments and benefits described in the Amended Employment Agreement upon a termination of employment, including, without limitation, Section 5.10(c) thereof, the parties have agreed that in consideration of the benefits provided in this Agreement, Executive shall receive the following payments and benefits. Accordingly, the severance pay provisions of the Amended Employment Agreement, including, without limitation, Section 5.10(c), shall be null and void.

(a) Severance payments of $58,333 per month, minus applicable taxes and withholdings, payable in accordance with the Company’s regular payroll schedule for the period January 1, 2007 through June 30, 2008 (the “Severance Pay Period”); provided however that the Company shall deduct a total of $200,000 from the payments under this Paragraph 3(a) in coequal installments over the eighteen (18) month period in satisfaction of the fine imposed on Executive by the Company’s Audit Committee on or about September 17, 2006.

(b) Executive also shall receive the following benefits throughout the Severance Pay Period: (i) so long as Executive remains a resident of Bermuda through the Severance Pay Period, he shall receive continued benefits under the health, vision, and dental plans in which he participated up to the date of his resignation or through an individual replacement plan(s) purchased at the Company’s expense for Executive, his wife, and his two children; (ii) a car allowance of $1,000 per month; (iii) a housing allowance of $10,000 per month; and (iv) reimbursement of country club dues capped at a maximum of $833.33 per month through the Severance Pay Period.

(c) In exchange for the additional covenants regarding non-competition and non-solicitation granted by Executive to the Company as set forth in Paragraph 4, below, Executive shall receive an additional monthly payment of $40,000, minus applicable taxes and withholdings, through the Severance Pay Period. Executive agrees that he resigned from the Company of his own free will, and that the terms of his various restrictive covenants, as set forth in Paragraph 4 below, are valid and enforceable. Executive acknowledges that the Company is relying on his representations in this Paragraph 3(c) in entering into this Agreement, and it shall have the right to recoup all amounts and benefits (including, without limitation, the vesting of 100,000 of the Restricted Stock Awards) provided to Executive under this Agreement, as well as obtaining injunctive relief as set forth in Section 4.2 of the Amended Employment Agreement, should Executive breach any of the restrictive covenants referenced in Paragraph 4 (or directly or indirectly challenge the lawfullness of any of these covenants).

4. Executive acknowledges that as the Company’s President and Chief Executive Officer, he had access to substantial Confidential Information, including but not limited to information regarding the Company’s clients, customers, goals, strategies, pricing, and trade secrets. Executive further acknowledges that should he become employed by or in any way affiliated with a competitor of the Company, he inevitably would disclose the Company’s Confidential Information in the course of providing services to such competitor. Therefore, and in light of the substantial compensation and severance payments Executive is eligible to receive under this Agreement, Executive hereby covenants as follows: All terms and covenants in Article IV of the Amended Employment Agreement (including Sections 4.1(a), (b), (c), (d), and (e) and Section 4.2 thereof) shall continue in full force and effect; provided however that Executive’s obligations to the Company under Section 4.1(c) shall continue only until June 30, 2008. In addition, from the date of his resignation through June 30, 2008, Executive shall not directly or indirectly (a) solicit, hire, attempt to hire, retain, contract with, compensate, or work at the same business or venture with any individual who (i) as of December 31, 2006, is an employee, officer, director, or consultant of any of the Designated Entities (as defined in the Amended Employment Agreement) or (ii) has been an employee, officer, director, or consultant of any of the Designated Entities at any time since January 1, 2006; (b) solicit, interfere with, contract with, or endeavor to entice away from any of the Designated Entities (i) any of the Designated Entities’ current clients or customers, (ii) any persons or entities that were customers or clients of any of the Designated Entities at any time since January 1, 2006, or (iii) any potential client or customer that any of the Designated Entities were actively pursuing or contemplating actively pursuing during Executive’s employment; or (c) compete with, or participate in any business or venture that competes with, any of the Designated Entities, including but not limited to participating in any business or venture in the insurance or reinsurance industry, any business or venture that underwrites insurance or reinsurance, or any business or venture that focuses in whole or in part on risk transfer for clients in the property & casualty or life & annuity insurance markets.

5. Equity Awards.

(a) Warrants. Nothing in this Agreement shall have any effect on the terms and conditions of the Warrants the Company has issued to Executive to purchase the Company’s Common Shares, and those Warrants shall continue to be governed under the terms and conditions of the applicable Warrant Agreement.

(b) Stock Options. Nothing in this Agreement shall have any effect on the terms and conditions of the Nonqualified Stock Options the Company has granted Executive pursuant to the terms and conditions of the Company’s 2000 Stock Incentive Plan (the “Plan”). Such stock options shall continue to be governed under the terms and conditions of the applicable stock option agreement.

(c) Restricted Stock. Notwithstanding the terms and conditions of the Amended Employment Agreement, the Restricted Stock Award Agreement, dated February 16, 2006, between the Company and Executive; the Restricted Stock Award Agreement, dated February 7, 2005, between the Company and Executive; the Restricted Stock Award Agreement, dated August 1, 2004, between the Company and Executive; and the Restricted Stock Award Agreement, dated January 30, 2004, between the Company and Executive (collectively, the “Restricted Stock Awards”), in final and complete settlement of Executive’s rights under the Restricted Stock Awards, the parties agree that of the 295,000 shares of the Company’s common stock subject to restriction, 219,163 vested on October 29, 2006 and 75,837 were permanently forfeited on October 29, 2006, all as set forth in Schedule B.

(d) Schedule B. Schedule B hereto sets forth all of Executive’s outstanding equity awards with the Company and his rights with respect thereto as of his termination of employment.

6. Any rights Executive may have to indemnification or advancement of expenses to which he is otherwise entitled under applicable law, the Company’s Bye-Laws, or the Amended Employment Agreement shall be unaffected by this Agreement. As of the date of this Agreement, the Company has made no determination that Executive is not entitled to indemnification or advancement of expenses.

7. Following the Consulting Period set forth in Paragraph 2, above, and through the Severance Pay Period, Executive agrees that he will make reasonable efforts to answer Company inquiries that may arise regarding matters on which he may have knowledge or information. Company agrees that Executive’s cooperation shall be subject to reasonable accommodations that will avoid or minimize disruption of his personal or professional obligations.

8. In consideration of the mutual promises and covenants contained in this Agreement, and after consultation with counsel:

(a) Executive for himself and each of his respective heirs, representatives, agents, successors, and assigns, irrevocably and unconditionally releases and forever discharges the Company and its respective current and former officers, directors, shareholders, employees, representatives, heirs, attorneys, and agents, as well as its respective predecessors, parent companies, subsidiaries, affiliates, divisions, successors, and assigns and its respective current and former officers, directors, shareholders, employees, representatives, attorneys, and agents, from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings, or liabilities of whatever kind or character, which Executive may have against them, or any of them, by reason of or arising out of, touching upon, or concerning Executive’s employment and/or directorship with the Company or his separation from the Company, or any statutory claims, or any and all other matters of whatever kind, nature, or description, whether known or unknown. Executive acknowledges that this release of claims specifically includes, but is not limited to, any and all claims for fraud; breach of contract; breach of the implied covenant of good faith and fair dealing; inducement of breach; interference with contractual rights; wrongful or unlawful discharge or demotion; violation of public policy; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, expenses, severance pay, attorneys’ fees, or other compensation of any sort; defamation; unlawful effort to prevent employment; discrimination on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, age, disability, handicap, medical condition, or marital status; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. § 2000, et seq., the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq., the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. § 626(f), the Equal Pay Act, the Family and Medical Leave Act (“FMLA”), the Fair Labor Standards Act (“FLSA”), the Americans with Disabilities Act (“ADA”), the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Occupational Safety and Health Act (“OSHA”) or any other health and/or safety laws, statutes, or regulations, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Internal Revenue Code of 1986, as amended; the Bermuda Employment Act 2000; the Bermuda Human Rights Act 1981; and any and all other foreign, federal, state, or local laws, common law, or case law, including but not limited to all statues, regulations, common law, and other laws in place in Bermuda or the state of New York.

(b) Executive shall have up to twenty-one (21) days from the date of his receipt of this Agreement to consider its terms and conditions. If Executive does not sign and return this Agreement within twenty-one (21) days, the Company’s offer to enter into this Agreement shall be withdrawn and the Agreement shall be null and void. This Agreement shall not become effective until the eighth (8th) day following Executive’s signing of the Agreement. Executive may revoke this Agreement by delivering written notice of revocation before the end of the seventh (7th) day following his signing of this Agreement (the “Revocation Period”) to: Sarene Bourdages, General Counsel, Max Re Capital Ltd. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day thereafter. In the event that Executive revokes this Agreement prior to the eighth (8th) day after signing it, this Agreement and the promises contained herein (including, but not limited to the obligation of the Company to provide the severance payments, benefits and other things of value set forth in this Agreement or the Amended Employment Agreement) shall automatically be null and void.

(c) Executive agrees never to file a lawsuit of any kind with any court or arbitrator against the Company or any Company Released Parties, asserting any claims that are released in this Agreement. Executive represents and agrees that, prior to signing this Agreement, he has not filed or pursued any complaints, charges, or lawsuits of any kind with any court, governmental or administrative agency, or arbitrator against the Company, or any other person or entity released under Paragraph 8(a) above, asserting any claims whatsoever.

(d) Executive represents and warrants that he has not assigned or subrogated any of his rights, claims, and/or causes of action, including any claims referenced in this Agreement, or authorized any other person or entity to assert such claim or claims on his behalf, and he agrees to indemnify and hold harmless the Company against any assignment of said rights, claims, and/or causes of action.

(e) If Executive should breach any of his obligations under this Agreement or the terms of Section 4.1 of the Amended Employment Agreement, the Company shall have no further obligation to make the payments and benefits described in this Agreement or the Amended Employment Agreement, and Executive shall return all amounts paid or provided to him thereunder (including, without limitation, the fair market value of 100,000 shares of the Restricted Stock Awards that vested in accordance herewith).

9. Any disputes arising under this Agreement shall be subject to the same terms set forth in the Amended Employment Agreement.

10. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

11. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect and such invalid or unenforceable provision shall be reformulated by such court to preserve the intent of the parties hereto.

12. All of the terms and provisions contained in this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns.

13. This Agreement may be executed in counterparts, each of which shall be deemed an original.

14. This Agreement shall not in any way be construed as an admission that the Company, Executive, or any other individual or entity has any liability to or acted wrongfully in any way with respect to Executive, the Company, or any other person.

15. The Company represents that it has the authority to enter into this Agreement and has obtained all necessary corporate approvals necessary to do so. Executive represents and warrants that he has been advised in writing to consult with an attorney before signing this Agreement; that he has had an opportunity to be represented by independent legal counsel of his own choosing throughout all of the negotiations preceding the execution of this Agreement; that he has executed this Agreement after the opportunity for consultation with his independent legal counsel; that he is of sound mind and body, competent to enter into this Agreement, and is fully capable of understanding the terms and conditions of this Agreement; that he has carefully read this Agreement in its entirety; that he has had the opportunity to have the provisions of the Agreement explained to him by his own counsel, who has answered to his satisfaction any questions he has asked with regard to the meaning of any of the provisions of the Agreement; that he fully understands the terms and significance of all provisions of this Agreement; that he voluntarily assents to all the terms and conditions contained in this Agreement; and that he is signing the Agreement of his own force and will, without any coercion or duress.

16. This Agreement shall be deemed to satisfy all Notice requirements under the Employment Agreement, including but not limited to those regarding the termination of Executive’s employment, and no additional notices shall be required to or by either the Company or Executive.

17. Nothing in this Agreement shall have any effect on the terms and conditions of any loans previously made by the Company to Executive which shall continue to be governed under the terms and conditions of the applicable loan agreements, including, without limitation, accelerated payment upon a termination of employment.

18. Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to Executive’s resignation from the Company and all positions therewith, and supersedes all prior employment or severance or other agreements between Executive and the Company, whether written or oral, or any of its predecessors or affiliates, including, but not limited to, the Amended Employment Agreement. Executive acknowledges and agrees that the consideration provided for herein is adequate consideration for Executive waiving his rights under any other agreement, whether written or oral, between Executive and the Company. Except as otherwise provided herein, Executive acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to Executive’s resignation from the Company that is not contained in this Agreement shall be valid or binding. Except as specifically provided herein, Executive acknowledges and agrees that he is not entitled to any other payments or benefits from the Company upon his termination of employment (or in conjunction with his termination of service as a director). Any modification of this Agreement will be effective only if it is in writing and signed by both parties.

19. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of New York without giving effect to any choice of law principles.

WHEREFORE, the parties, by their signatures below, evidence their agreement to the provisions stated above:

MAX RE CAPITAL LTD.

Dated: By:

Signature:

Title:

I HAVE READ AND UNDERSTOOD THIS AGREEMENT AND AM IN AGREEMENT WITH ITS TERMS.

Dated:

Robert Cooney

SCHEDULE A

October 29, 2006

Max Re Ltd.
Max Re House
2 Front Street
Hamilton HM 11
Bermuda
Attn: Sarene A. Bourdages

Senior Vice President & General Counsel

To Whom It May Concern:

Effective as of October 29, 2006, I hereby tender my resignations from any and all positions I hold as a director, officer, employee, agent, or representative of Max Re Capital Ltd. and/or its subsidiaries, including but not limited to the following:

President of Max Re Capital Ltd.
Chief Executive Officer of Max Re Capital Ltd.
Chairman of Max Re Capital Ltd.
President of Max Re Ltd.
Chief Executive Officer of Max Re Ltd.
Chairman of Max Re Ltd.
Director of Max Re Capital Ltd. (including but not limited to my positions on the Executive Committee and the Finance and Investment Committee of the Board of Directors of Max Re Capital Ltd.)
Director of Max Re Ltd.
Director of Max Europe Holdings
Director of Max Insurance Europe
Director of Max Re Diversified
Director of Grand Central Re Limited (Grand Central Re)
Director of Re Managers
Director of Max Re Europe

Sincerely,

Robert J. Cooney, Esq.

SCHEDULE B

1. Warrants.

						Post-Termination
						Exercise Period
			Shares Subject to	Number Still		(w/o cause or for
Grant Date	Grant Number	Exercise Price ($)	Award	Outstanding	Vested Status	good reason)
						6-months from
December 22, 1999		15	397,227	397,227	Vested	termination

						6-months from
March 31, 2000	W 21A	15	228,109	228,109	Vested	termination

						6-months from
June 29, 2000	W 24	15	864	864	Vested	termination

						6-months from
January 1, 2001	W 31	16	8,081	8,081	Vested	termination

						6-months from
May 22, 2001	W 38	18	15,000	15,000	Vested	termination

						6-months from
August 17, 2001	W 45	16	233,000	233,000	Vested	termination

2. Stock Options.

	Shares Subject to	Number Still			Post-Termination
Grant Date	Option	Outstanding	Exercise Price ($)	Vested Status	Exercise Period
January 1, 2001	90,000	90,000	16	Vested	90-days from termination

January 1, 2002	160,000	160,000	15.66	Vested	90-days from termination

3. Restricted Stock.

	Shares Subject to	Vesting Date set	Amount Vested on	Amount Forfeited on
Grant Date	Awards	forth in Agreement	October 29, 2006	October 29, 2006
		100% on January 30,
January 30, 2004	84,000	2007	77,020	6,980

August 1, 2004	100,000	Performance Vesting	100,000	N/A

		100% on February 7,
February 7, 2005	48,000	2008	27,529	20,471

		100% on February
February 16, 2006	63,000	16, 2009	14,614	48,386

Total	295,000		219,163	75,837